Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of July 29, 2019 (the “Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and Mark Avagliano (“Employee”).

1.EMPLOYMENT; DUTIES. The Company agrees to employ Employee as its Chief Business Officer, and Employee agrees to accept such employment upon the terms and conditions hereinafter set forth. Employee will perform such services for the Company as are customarily associated with such positions and as may otherwise be assigned to the Employee from time to time by the Company’s Chief Executive Officer or his designee. Employee will devote Employee’s full business time and attention to the business and affairs of the Company, and will perform Employee’s duties diligently and to the best of Employee’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business.

2.TERM; TERMINATION. Employee’s employment under this Agreement will commence as of the Effective Date and will continue until terminated by either party. Employee’s employment with the Company is at-will, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice, subject to the applicable terms of Section 4. Upon termination of Employee’s employment by either party for any reason, Employee will resign Employee’s position(s), if any, as an officer or director of the Company, as a member of the Company’s Board of Directors (the “Board”) and any Board committees, as well as any other positions Employee may hold with or for the benefit of the Company and/or its affiliates.

3.COMPENSATION. As compensation for the services to be rendered by Employee under this Agreement, the Company will provide the following compensation and benefits during Employee’s employment hereunder.

(a)BASE SALARY. The Company will pay Employee a base salary (the “Base Salary”) at an annual rate of Four Hundred and Twenty-Five Thousand Dollars ($425,000), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Company. The Base Salary may also be decreased in connection with any Company-wide decrease in executive compensation.

(b)ANNUAL BONUS. Employee will be eligible to receive an annual calendar year bonus based upon Employee’s and the Company’s achievement of certain individual and Company goals that will be set for Employee by the Board or its designee (the “Annual Bonus”). The amount of the target Annual Bonus will be equal to thirty-five percent (35%) of Employee’s then-current Base Salary as of the date of the payment; provided that the actual amount of the Annual Bonus may be greater or less than such target amount. The Board or its designee will have the sole discretion to set the applicable individual and Company goals, to determine whether the goals have been met, and to determine the amount of the Annual Bonus. The Annual Bonus for any given year, if any is earned, will be paid in accordance with, and

Exhibit 10.4

subject to, the Company’s policies and procedures in effect from time to time . Employee must be employed by the Company on December 31 of the bonus year in order to receive the Annual Bonus for that year. The Company agrees the Employee will be eligible for a full 2019 annual bonus, provided that Employee delivers a long term business strategy and plan for the Company approved by the Chief Executive Officer prior to December 31, 2019.

(c)STOCK OPTIONS. Effective on July 29, 2019, Employee will be granted stock options to purchase 300,000 shares of the Company’s common stock (the “Options”) at a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2017 Equity Incentive Plan) of the Company’s common stock on the date of grant.  The Options will be, to the maximum extent permissible, treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and the rules and regulations thereunder. The Options will be granted pursuant to and subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan and will be further subject to the terms of a stock option agreement as approved by the Board setting forth the exercise price, vesting conditions and other restrictions. One fourth (1/4th) of the total number of such Options will vest on the first anniversary of the date hereof, and one forty-eighth (1/48th) of the total number of Options will vest each month over the following thirty-six (36) months thereafter, so long as Employee remains employed by the Company through each such vesting date. Fifty percent (50%) of any unvested Options will vest immediately prior to, and subject to, the consummation of a Change in Control (as defined below) and, subject to Employee’s execution of the release of claims described in Section 4(b), any remaining unvested Options will immediately vest if Employee’s employment is terminated by the Company without Cause (as defined below) or Employee resigns with Good Reason (as defined below) within ninety (90) days following a Change in Control. A “Change in Control” means (i) the Company’s merger or consolidation with or into another entity such that the stockholders of the Company prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) the sale or other disposition of greater than fifty percent (50%) of the then-outstanding voting stock of the Company by the holders thereof to one or more persons or entities who are not then stockholders of the Company.

(d)VACATION. Employee will be eligible for paid vacation time off in accordance with, and subject to, the Company’s policies and procedures in effect from time to time.

(e)BENEFITS. Employee will (subject to applicable eligibility requirements) receive such other benefits as are provided from time to time to other similarly-situated employees of the Company pursuant to the Company’s policies and procedures as they may be instituted from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms. Employee acknowledges and agrees that the Company has the unilateral right to amend, modify or terminate its employee benefit plans or policies to the maximum extent allowed by law.

(f)EXPENSE REIMBURSEMENT. The Company will reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, subject to Employee’s compliance with the Company’s reimbursement policies in effect from time to time. All reimbursements provided under this

Exhibit 10.4

Agreement will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the rules and regulations thereunder including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g)WITHHOLDINGS. The Company will withhold from any amounts payable under this Agreement, such federal, state and local taxes, as the Company reasonably determines are required to be withheld pursuant to applicable law.

(h)RELOCATION.  To assist with relocation to North Carolina, the Company will reimburse Employee for reasonable expenses incurred in relocating Employee and Employee’s family from Employee’s existing residence to a new residence in the Raleigh/Durham area, up to a maximum of One Hundred Thousand Dollars ($100,000) (the “Relocation Assistance Payment”).  The Relocation Assistance Payment will be distributed to Employee as follows:  (i) Fifty Thousand Dollars ($50,000), which may be used to defray miscellaneous costs associated with the purchase of a residence in the Raleigh/Durham area and travel and commuting costs to and from the area, will be paid on the second regularly scheduled payroll date in August 2019, provided that Employee must be employed by the Company on the payment date in order to receive such payment; and (ii) Fifty Thousand Dollars ($50,000), will be held in reserve for the transport by an approved carrier, of Employee’s normal household goods and other items deemed qualifying deductible expenses under the Internal Revenue Code and corresponding guidelines in effect as of the Effective Date, also provided that Employee must be employed by the Company on the payment date in order to receive any such payment.  Within thirty (30) days after incurring any covered expense, Employee will provide such documentation as may be reasonably requested by the Company to substantiate expenses to be reimbursed.  In exchange for the Company covering relocation expenses, should Employee leave the Company for any reason other than death, disability or termination without Cause within twelve (12) months of the Effective Date, Employee will be responsible for repayment of one hundred percent (100%) of item (ii) the Relocation Assistance Payment.  All such repayment will be due in full within thirty (30) days of Employee’s separation from the Company.

4.EFFECT OF TERMINATION.

(a)GENERALLY. When Employee’s employment with the Company is terminated for any reason, Employee, or Employee’s estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any approved business expenses that Employee has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice.

(b)SEPARATION BENEFIT UPON CERTAIN TERMINATIONS. If the Company terminates Employee’s employment without Cause (as defined below), or if Employee resigns

Exhibit 10.4

Employee’s employment for Good Reason (as defined below), then conditioned upon Employee executing a Release (as defined below) following such termination, Employee will be entitled to receive an amount equal to payment of Employee’s then-current Base Salary for a period of twelve (12) months (the “Separation Benefit”). The Separation Benefit is conditioned upon Employee executing a release of claims in a form satisfactory to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Separation Benefit will be payable to Employee over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Employee’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier. For avoidance of doubt, the termination of Employee’s employment as a result of Employee’s death or disability (meaning the inability of Employee, due to the condition of Employee’s physical, mental or emotional health, effectively to perform the essential functions of Employee’s job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its sole discretion in consultation with a physician retained by the Company) will not constitute a termination without Cause triggering the rights described in this Section 4(b).

(c)CAUSE. For purposes of this Agreement, “Cause” means: (i) Employee’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Employee’s material breach of fiduciary duties to the Company; (iii) Employee’s willful or negligent misconduct; (iv) Employee’s material breach of this Agreement; (v) Employee’s willful failure or refusal to perform Employee’s material duties under this Agreement or failure to follow any specific lawful instructions of the Company; (vi) Employee’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vii) Employee’s alcohol or substance abuse which has a material adverse effect on Employee’s ability to perform Employee’s duties under this Agreement; or (viii) Employee’s engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability). In the event that the Company concludes that Employee has engaged in acts constituting Cause as defined in clause (iii), (iv), (v), or (vii) above, prior to terminating this Agreement for Cause the Company will provide Employee with at least fifteen (15) days’ advance written notice of the specific circumstances constituting such Cause, and an opportunity to correct such circumstances.

(d)GOOD REASON. In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition and not be required to provide for the benefits described in Section 4(b) above as a result of such proposed resignation if successfully remedied. If the Good Reason condition is not remedied within such thirty (30) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent: (i) a material reduction of Employee’s Base Salary not generally applicable to other executive-level employees of the Company, (ii) a material diminution of the Employee’s authority, duties, or responsibilities, (iii)

Exhibit 10.4

a relocation of Employee’s primary workplace to a location that is more than fifty (50) miles from the location of Employee’s primary workplace as of the date hereof, or (iv) the Company’s material breach of this Agreement.

(e)APPLICATION OF INTERNAL REVENUE CODE SECTION 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) will not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur an additional tax under Section 409A. The parties intend that each installment of the Separation Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation From Service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the Separation Benefits payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(f)NO FURTHER OBLIGATIONS. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Employee in the event of the termination of this Agreement for any reason.

5.EMPLOYEE REPRESENTATIONS. Employee represents and warrants that Employee is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Employee’s ability to perform the duties and obligations required of Employee hereunder. Employee further agrees that Employee will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Employee’s former employers, nor will the Company seek to elicit from Employee such information. Consistent with the foregoing, Employee will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

Exhibit 10.4

6.NOTICES. Any notice required to be given hereunder will be sufficient if in writing and hand delivered or sent by mail, return receipt requested, postage prepaid, in the case of Employee, to Employee’s address shown on the Company’s records, and in the case of the Company, to 79 T.W. Alexander Drive, 4501 Research Commons, Suite 100, Research Triangle Park, NC 27709, or to such other addresses as either party shall specify to the other.

7.AMENDMENT; WAIVER. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

8.GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by the Company will be brought exclusively in any state or federal court in Durham County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by the Company in any other court.

9.BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement.

10.ENTIRE AGREEMENT; OTHER AGREEMENTS. This Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the subject matter hereof, and any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect; provided, however, that Employee is also subject to the terms and conditions of (i) that certain Employee Non-Competition and Non-Solicitation Agreement by and between Employee and the Company, and (ii) that certain Employee Confidentiality and Inventions Agreement by and between Employee and the Company, each of which remains in full force and effect.

11.CAPTIONS; RULE OF CONSTRUCTION. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement. The terms and provisions of this Agreement will not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

12.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the

Exhibit 10.4

purpose of the execution of this Agreement.

13.SEVERABILITY. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.SURVIVAL. The terms of Sections 4 through 14 will survive the termination or expiration of this Agreement for any reason.

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Exhibit 10.4

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

G1 THERAPEUTICS, INC.

By: /s/ Mark Velleca

Mark Velleca

Chief Executive Officer

EMPLOYEE:

By:/s/ Mark Avagliano

Mark Avagliano